SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

AVIATION EXCLUSION ENDORSEMENT

This endorsement is part of the Policy and is subject to the other terms and conditions of the Policy. This endorsement will take effect at the same time the Policy takes effect.

Aviation Exclusion

No death benefits will be paid under this Policy if the Insureds' deaths occur simultaneously or within 30 days of each other as a result of the Insureds':

travel or flight in an aircraft when one or both of the Insureds are the pilot, student pilot, member or members of the crew or,

travel or flight in an aircraft for the purpose of a parachute descent, or,

descent by parachute from an aircraft.

If the deaths are the result of any of the items listed above, We will not pay any part of the Policy Proceeds. We will refund to the Owner an amount equal to the reserve on the Policy, less the amount of any Policy Debt and any Partial Withdrawals, except that if the Policy has been in force for not more than two years, We will refund to the Owner the Premiums paid, less the amount of any Policy Debt and any Partial WithdrawalsSurrenders.

President

Signature of First Life Insured Date

Signature of Second Life Insured Date

Signature of Witness/ Registered Representative Date

Policy Number

SVUL-2000-AVI-NY SLPC #5670